EXHIBIT 16.1

[Mitchell & Titus Letterhead]

November 28, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Colgate-Palmolive Company Employees Savings and Investment Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of a Form 8-K of Colgate-Palmolive Company Employees Savings and Investment Plan dated November 22, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Mitchell & Titus, LLP